Exhibit 10.0

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is made this 1st day of March, 2010, by and among Frontier Beverage Company, Inc., a Nevada corporation (“FB” or the “Buyer” with its principal place of business located at 1837 Harbor Avenue, P.O. Box 13098, Memphis, Tennessee 38113, and Innovative Beverage Group Holdings, Inc., a Nevada corporation (the “Seller”) with its principal place of business located at 5833-B Westview Road, Houston, Texas 77055.

R E C I T A L S:

WHEREAS, the Seller is a distributor and manufacturer of non-alcoholic beverages, which are often referred to as alternative beverages.

WHEREAS, the Seller has created and developed a beverage known as “Unwind,” and as such, the Seller owns all intellectual property rights associated with Unwind, including but not limited to the Unwind name and trademark and the proprietary formula used for the manufacture of the Unwind beverage.

WHEREAS, the Seller desires to sell and transfer the intellectual property rights associated with Unwind; and

WHEREAS, FB desires to acquire the intellectual property rights associated with Unwind, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

ARTICLE I

PURCHASE AND SALE OF PROPERTY

1.1 Property of Seller to be Acquired by FB (the “Purchased Property”). Upon execution of this Agreement, and subject to the terms and conditions set forth in this Agreement, FB agrees to purchase, accept and acquire from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to FB the Purchased Property as follows:

1.1.1	All rights to the “Unwind” flavor, including the Unwind name and trademark, all other trademarks, service marks, copyrights, patents and other intellectual property associated therewith.

1.1.2	All rights to the proprietary formula used to manufacture Unwind.

1.1.2	All documentation used in and/or necessary for the manufacture and marketing of the Unwind beverage, including but not limited to manufacturing instructions, ingredient lists, and marketing literature or similar material created for Unwind.

1.2 Intent of the Parties. Although the description of the Purchased Property above is intended to be complete, in the event such description fails to describe any property owned by the Seller which is used for the manufacture or marketing of the Unwind beverage or is otherwise necessary for the ownership and use of the intellectual property rights of the Unwind beverage, such property shall nonetheless be deemed transferred to FB upon execution of this Agreement. From time to time, the Seller shall execute such other documents as may be necessary to carry out the intent of the parties, such as documents required to transfer ownership of all rights to the Unwind beverage, subject to the terms of this Agreement.

ARTICLE II

PURCHASE PRICE

2.1 Royalty. As consideration for the Purchased Property, FB agrees to pay to Seller, or its assigns, sixty cents ($.60) for every twenty-four (24) cans or bottles (or such beverage container in which FB chooses to sell the Unwind product) of the Unwind flavor brand and twelve cents ($.12) per 12-pk box of any additional delivery system of the Unwind flavor brand (and/or any beverages developed using any of the intellectual property rights included in the Purchased Property) that FB sells during each fiscal quarter (the “Royalty Payments”). Notwithstanding the foregoing, in the event that Unwind is sold to a third party then in such event the Royalty Payments provided for in this section 2.1 shall cease and terminate and FB shall have no obligation to make any Royalty Payments to Seller. Royalty Payments will not be paid to Seller on samples or slotting product or product used in lieu of money.

2.2 Terms of Royalty Obligations. FB’s obligation to make Royalty Payments is perpetual. The Royalty Payments will be due and payable within thirty (30) days of the end of each fiscal quarter of FB. FB shall deliver with such payments a detailed breakdown of product sold during the quarter.

ARTICLE III

FUTURE SALE OF PROPERTY RIGHTS BY FB

3.1 Sale of Purchased Property by FB. Upon execution of this Agreement, FB will have the right to sell, transfer or convey the Purchased Property to a third-party purchaser (“Future Sale”). However, upon such Future Sale of the Purchased Property by FB, FB shall pay the Seller three and one half percent (3.5%) of the sales price it receives from such Future Sale of the Purchased Property and/or the sale of any right thereof. Such payment will be due and payable to the Seller within ten (10) days of closing of such Future Sale transaction. If the consideration that FB agrees to receive through a proposed Future Sale involves anything other than a lump sum payment of cash, then FB shall allocate 3.5% of any consideration received directly to Seller. Upon the completion of a Future Sale pursuant to this Section 3.1, the obligations of FB under Article II will cease.

ARTICLE IV

TRANSFER OF PROPERTY

4.1 Transfer of Property. Upon execution of this Agreement, Seller shall deliver or cause to be delivered to FB all instruments of assignment and bills of sale necessary to transfer to FB good and marketable title to the Purchased Property free and clear of all liens, charges or encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to FB as follows:

5.1 Title to Purchased Property. The Seller has and will transfer to FB upon execution of this Agreement good and marketable title to all of the Purchased Property, which are being sold to FB under this Agreement, free and clear of all liens, claims, mortgages, judgments, charges, encumbrances, restrictions or security interests. Seller is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in the Purchased Property. No rights or licenses of any kind respecting the Purchased Property have been granted to any third party.

5.2 Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF FB

FB hereby represents and warrants to Seller as follows:

6.1 Authorization of Agreement. FB has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices and other communications provided for herein shall be in writing and shall be duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery:

(a)	If to FB:

Frontier Beverage Company, Inc.

Attn: Terry Harris

1837 Harbor Avenue

P.O. Box 13098

Memphis, Tennessee 38113

(b)	If to Seller to:

Peter Bianchi

Innovative Beverage Group Holdings, Inc.

5833-B Westview Road

Houston, Texas 77055

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

7.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.3 Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

7.4 Entire Agreement; Amendment. This Agreement, the documents to be executed hereunder and the exhibits attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the exhibits referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

7.5 Survival. All warranties and representations herein shall survive the execution of this Agreement and shall be true and correct as of the date hereof. The respective representations, warranties, covenants and agreements set forth in this Agreement shall survive such execution for the maximum period allowed by law.

7.6 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

7.7 Waiver. No waiver by any party of any default or non-performance shall be deemed a waiver of any subsequent default or non-performance, and no waiver of any kind shall be effective unless set forth in writing and signed by the party against whom such waiver is to be charged.

7.8 Further Assurances. Each party covenants that at any time, and from time to time, after execution of this Agreement, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

7.9 Expenses. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred the same.

7.10 Jurisdiction and Process. This Agreement shall be governed by, and its provisions construed to be in compliance with, the laws of the State of Texas. The parties agree that venue for purposes of construing or enforcing this Agreement shall be proper in Harris County, Texas.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

BUYER:

Frontier Beverage Company, Inc.

/s/ Terry Harris
By:	Terry Harris, President

SELLER:

Innovative Beverage Group Holdings, Inc.

/s/ Peter Bianchi
By:	Peter Bianchi, Chief Executive Officer